Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP COMPLETES SALE OF BINION’S

CHESTER, WV — March 10, 2008 — MTR Gaming Group, Inc. (NasdaqGS:MNTG) today announced that, following receipt of all regulatory approvals, it has completed the sale of the stock of Speakeasy Gaming of Fremont, Inc., which owns and operates Binion’s Gambling Hall & Hotel in Las Vegas, NV, to TLC Casino Enterprises, Inc. for cash.  Net proceeds to the Company, after adjustments based on net working capital and certain capital expenditures for maintenance and repairs pursuant to the terms of the parties’ June 26, 2007 stock purchase agreement, as amended February 29, 2008, were approximately $28.2 million (exclusive of the fees and costs of the transaction).

Edson R. (Ted) Arneault, MTR’s Chairman, President and CEO, stated, “The completion of the sale of Binion’s, as well as the recent sale of the Speedway Casino’s non-gaming assets,  allows MTR to focus on growing and optimizing its core assets, as we are doing at Mountaineer with the recent addition of table games and poker.  We wish all of the Binion’s employees well and we are confident that they and the property will do well under the leadership of TLC’s Terry Caudill and his management team.”

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; and the gaming assets and operations located in the Ramada Inn and Speedway Casino in North Las Vegas, NV (under contract for sale).  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is developing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
SOverly@mtrgaming.com	MDixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

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